UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/16/2008

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
001-32956	NewPage Holding Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616158
333-125952	NewPage Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On January 16, 2008, NewPage Corporation, a wholly-owned subsidiary of NewPage Holding Corporation, announced actions being taken to integrate original NewPage operations and the former Stora Enso North America (SENA) operations. These restructuring decisions are intended to create the platform essential to become one company, remain competitive in the marketplace, serve our customers more efficiently and reach the synergies we have committed to achieve.

The specific restructuring actions are as follows:

- Permanently close the No. 11 paper machine in Rumford, Maine, by the end of February 2008. Approximately 60 employees will be affected by the shutdown.

- Permanently close the pulp mill and two paper machines, Nos. 43 and 44, in Niagara, Wisconsin, by the end of April 2008. Approximately 319 employees will be affected by the shutdown.

- Permanently close the No. 95 paper machine in Kimberly, Wisconsin, by the end of May 2008. Approximately 125 employees will be affected.

- Permanently close the Chillicothe, Ohio, converting facility by the end of November 2008 after some of the converting machines and volume are transferred to existing facilities in Luke, Maryland, and Wisconsin Rapids, Wisconsin. Approximately 160 employees will be affected.

We also expect to incur severance and other termination costs related to personnel in other areas of the company, including sales, finance and other support functions, as longer term plans for their departments are implemented.

At the date of this filing, we are unable in good faith to make a determination of the amount or range of amounts expected to be incurred in connection with the actions described above.

A copy of the news release is attached to this report as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

99.1        News Release dated January 16, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewPage Holding Corporation

Date: January 22, 2008	By:	/s/ Jason W. Bixby
Jason W. Bixby
Vice President and Chief Financial Officer

NewPage Corporation

Date: January 22, 2008	By:	/s/ Jason W. Bixby
Jason W. Bixby
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	News Release